Exhibit 99.1
MERCANTILE BANCORP ANNOUNCES MIDYEAR 2010 FINANCIAL RESULTS
•	Higher Net Interest Income in Second Quarter and First Half of 2010

•	Operational Income Improves, Loan Loss Provision Narrows

•	Focus on Driving Core Deposit Growth

•	Strong Expense Controls Contribute to Net Interest Margin Increase
Quincy, IL, August 16, 2010 — Mercantile Bancorp, Inc. (NYSE Amex: MBR) today reported results for second quarter and six months 2010. For the quarter ended June 30, 2010, the Company reported an unaudited net loss from both continuing and discontinued operations of $4.5 million or $(0.51) per share compared with a net loss of $52.0 million or $(5.98) per share in second quarter 2009. The Company’s 2009 financial statements have been restated to reflect discontinued operations due to the sale or exchange for debt of three of its subsidiary banks in December 2009 and February 2010.
The second quarter 2010 results reflected a 25% decrease in the Company’s loan loss provision and a 20% increase in net interest income. Provision for loan losses was $7.2 million for second quarter 2010, compared to $9.5 million in the same period a year ago. Net interest income was $6.3 million in the current quarter, compared with $5.2 million in the prior year. In second quarter 2009, the Company also recorded a $30.4 million goodwill impairment loss (adjusted to reflect only the Company’s continuing operations). Since that date, the Company has carried no goodwill on its balance sheet.
On a consecutive quarter basis, the Company’s second quarter 2010 net interest income of $6.3 million reflected an increase of over $6.1 million in first quarter 2010. This was the third consecutive quarter-over-quarter improvement in net interest income, reflecting both improved cost of funds management at its banks and reduced debt at the Company. Total noninterest income in second quarter 2010 was $2.2 million compared with $1.9 million in first quarter 2010 and $2.1 million in second quarter 2009.
“Although our banks continue to work through select asset quality issues, we have been encouraged by the Company’s steadily improving income from operations and the ongoing ability to identify opportunities to reduce operating expense,” said Ted T. Awerkamp, President and CEO. “We are energized by the operating strength of Mercantile Bank, our largest subsidiary bank, and interest income growth and expense reductions at Heartland Bank. Royal Palm Bank, which continues to battle a very difficult Southwest Florida economy, demonstrated improvement in net interest income and net interest margin while reducing year-over-year losses.
“We believe we have demonstrated success in matching resources and strategies to a leaner, more focused business model following the sale and debt exchange of three banks since December of 2009.” The Company announced in second quarter 2010 a reduction in force and early retirement program to further match its human resources to the requirements of a smaller, leaner organization. “For several years, we have been implementing selective programs to reduce workforce with as little impact as possible on our employees and no impact on our quality of service,” said Awerkamp.
Second quarter and first half 2010 results were negatively impacted by a loan loss provision of $2.0 million to increase the specific reserve to 50% of the carrying value of subordinated debentures (essentially a bank-to-bank loan) held by two of the Company’s subsidiary banks. The issuer of the debentures is a financial institution in a weakened capital position, although it is current on all interest payments due on the debentures. While this institution is actively seeking a sale or merger, the Company deemed it prudent to reserve half of the $4.5 million exposure.
“These debentures are current and performing credits, and as such, the banks were not required to reserve for a potential loss at this time,” explained Awerkamp. “The issuing institution had strong capital ratios one year ago, and they may find a buyer or merger partner, in which case the loan should remain viable. However, given the number of failures of community banks in weakened capital positions, we wanted to be aggressive in reserving for a potential loss and transparent in reporting the Company’s exposure to an at-risk credit. Although the additional loss reserve partially obscures our Company’s improved operating performance, it was the right thing to do.”
“In first half 2010, the Company focused on trimming loans at all three subsidiary banks to create stronger, more diversified loan portfolios,” explained Awerkamp. He added: “We intend to focus on quality loan growth in the future, however, our top priority in the first half of 2010 was to focus on just quality.”
Total assets at June 30, 2010 declined to $1.0 billion, compared with $1.4 billion at December 31, 2009, primarily reflecting elimination of the assets held by the two subsidiary banks sold in February 2010, as well as the previously mentioned reduction of loan portfolios at the remaining subsidiaries. Total loans, net of allowance for losses, for continuing operations at June 30, 2010 were $703.4 million versus $757.8 million at December 31, 2009 as the Company continued to eliminate troubled loans and specific lending relationships that were not able to meet stronger credit standards.
Total deposits for continuing operations at June 30, 2010 decreased to $868.2 million compared with $954.5 million at December 31, 2009, reflecting decreased funding required for the loan portfolio that allowed for a reduction in higher-cost time deposits, with a focus on further developing core deposit relationships.
During second quarter 2010, Mercantile Bank committed further attention and resources to historically strong core deposit development and relationship banking with both retail and business customers. Leveraging the Company’s technology and processing capabilities developed during the past several years, the Company is working with Heartland Bank and Royal Palm Bank to build similar relationship-driven, deposit-focused teams.
First Half Results, Status of Other Real Estate Owned
For the first six months of 2010, the Company reported a net loss of $3.5 million or $(0.40) per share compared with a net loss of $52.9 million or $(6.08) per share in first half 2009. Compared with the prior year, first half 2010 results partially reflected:
•	A significantly lower loan loss provision;

•	Lower total interest expense;

•	A decline in salaries and employee benefits expense;

•	Growth in income from fiduciary activities, brokerage fees, customer service charges and other fees;

•	A $566,000 mark-to-market non-cash write down in the value of equity investments, compared with $2.5 million in first half 2009;

•	The aforementioned $2.0 million provision for an at-risk credit to a troubled financial institution; and,

•	A $3.2 million income from discontinued operations, including a gain of $4.3 million on the sale of two subsidiaries in February 2010.
First half 2009 results partially reflected:
•	A $30.4 million goodwill impairment loss;

•	A special FDIC insurance premium in second quarter 2009.
“A combination of the continued low-interest rate environment and our ability to manage and re-set rates on time and money market accounts led to a company-wide margin improvement as well as year-over-year margin improvements at all three subsidiary banks,” explained Awerkamp. “While we trimmed loans and lending relationships significantly on a continuing operations comparison, our ability to maintain relative year-over-year stability in interest income from loans and fees on loans was encouraging.”

In first half 2010, the Company generated $20.2 million in interest income and fees from loans, compared with $22.7 million in first half 2009. Net interest margin for the first half of 2010 was 2.58% compared with 1.90% a year ago. Allowance for loan losses as a percentage of total loans at June 30, 2010 was 3.11%, compared with 2.43% at June 30, 2009.
“Even with our drive to improve loan quality that led to a reduction in total loans, and continued reserving for potential loan losses, our total loss provision represented a manageable percentage when compared with our total loan portfolio,” noted Awerkamp.
As of June 30, 2010, the Company held $24.7 million in other real estate owned (OREO). Approximately $20.3 million or 82% was in construction, land development and other land (primarily unimproved land), 10% or $2.6 million was in commercial real estate and 7% or approximately $1.7 million was residential real estate. Mercantile Bank had $17.8 million in OREO at June 30, 2010, representing a significant increase from $2.8 million held at the end of first half 2009.
“Mercantile Bank has moved a number of properties through its pipeline and is positioned to seek buyers,” noted Awerkamp. “Heartland Bank, with $3.1 million in land-related real estate, has less than half the OREO of last year following some sales. Royal Palm has a mix of construction and land, residential and commercial real estate and has been able to move some properties to OREO status. However, Florida’s legal process of            resolving and foreclosing assets is taking years to receive clear title, so the move of assets to OREO at Royal Palm Bank continues to be a slow process.”
The Company is closely monitoring market conditions and pricing. Management believes a number of properties in OREO, particularly a number of larger development properties, are attractive and high quality, and is working closely with the subsidiary banks to analyze opportunities.
“We want to exercise patience in selling properties, particularly raw land, that are significantly devalued in today’s soft real estate market,” said Awerkamp. “Under mark-to-market accounting rules, the Company has written down real estate values based on current appraisals. Although our banks are actively seeking buyers, we feel the Company has the capital strength to avoid liquidating quality properties at steep discounts. We remain sensitive to the long-term outlook for a slow recovery in property values, but we are not rushing to sell key holdings at today’s depressed valuations.”
Subsidiary Bank Operating Highlights
Mercantile Bank, which represents approximately 75% of the Company’s assets, continues to generate solid performance despite relatively flat loan demand, noted Awerkamp. The bank’s served markets, including Quincy, Illinois, St. Joseph, Missouri and Carmel, Indiana, did not suffer dramatic economic declines that were seen in other areas of the country, but did not show meaningful growth in first half 2010.
For the six months of 2010, the bank recorded net interest income of $11.1 million, a 9.3% increase compared with $10.2 million in first half 2009. A 39% reduction in interest expense contributed to a rise in net interest margin of 3.21% compared with 2.80% for the same period in 2009.
Deposits grew to $623.5 million at June 30, 2010, compared with $607.2 million the prior year. The Bank’s efficiency ratio improved dramatically to 64.8% in first half 2010 compared with 84.5% in first half 2009.
“The Mercantile Bank team has done an outstanding job of managing expenses and building deposits in an essentially no-growth economy,” said Awerkamp. “There were meaningful gains in the bank’s trust division business, and the drive to build core deposits and expand customer relationships are very encouraging signs.”
Heartland Bank, the wholly-owned subsidiary of Mid-America Bancorp, Inc., in which the Company holds a 55.5% ownership, continued to make operational improvements in first half 2010, said Awerkamp. Net interest income rose to $1.3 million compared with $1.1 million in first half 2009, interest expense declined to $1.8 million versus $2.6 million the prior year’s first half and the bank reduced its non-interest expense to $2.3 million compared with $3.1 million in first half 2009.
The bank continues reducing loans on its balance sheet as part of an ongoing focus to maintain the highest quality lending relationships and capital management. Total deposits declined, reflecting a dramatic reduction in brokered deposits. However, the Bank increased its core deposits in first half 2010 compared with first half 2009.
“Heartland has made significant strides in stabilizing its financial condition and we anticipate in the next several months, the Bank will return to operating profitability,” explained Awerkamp. “The Bank is regularly monitoring loan quality and working with at-risk lending customers. While Heartland faces continuing concerns related to a small number of large loans, we believe the overall picture is more positive than at any time in the past two years.”
Royal Palm Bank has continued to make progress in working through its asset quality issues over the past two years, according to management. In the six months of 2010, the bank recorded net interest income of $1.5 million, a slight increase over the same period in 2009. Loan loss provision declined significantly to $3.1 million for the six months of 2010, compared with $7.4 million in first half 2009.
As noted previously by management, the Southwest Florida economy and real estate market remains extremely depressed and the Florida legal foreclosure process slow. Management notes, however, that as construction- and development-related activities and jobs have declined, the high net worth market and the businesses that serve these individuals shows signs of rebounding.
“Royal Palm has had a tradition of providing services to the historically affluent market surrounding Naples and Marco Island,” explained Awerkamp. “There is some anticipation that Royal Palm can call on its traditional strengths serving this market to participate in the area’s rebound.”
He explained the Company’s ability to support Royal Palm as the Florida market begins recovery could position the bank to renew its leadership position and attract and expand customer relationships and deposits. “It is somewhat a war of attrition in Southwest Florida, and many banks have not been able to withstand the downturn. Our goal is to provide the support needed to position Royal Palm as one of the survivors and winners in this historically attractive market.”
Awerkamp concluded: “While there is no doubt the economy will continue to challenge banks throughout the country, we are taking the steps needed to maintain the Company’s capital strength and provide the support required by our subsidiary banks. We believe our success at our subsidiary banks in expanding net interest margin, expanding core deposits and managing operating expenses will be continuing trends in second half 2010.”
Investor Relations Update
In addition to notification of shareholder materials, shareholders and those who wish to closely follow Company news may now enroll to receive email notice of news and updates at the time of release. Register at the Company’s website or directly at the following address: http://www.mercbanx.com/shareholders/enroll.php.
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of one bank in Illinois and one each in Kansas and Florida, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. The Company also operates Mercantile Bank branch offices in Missouri and Indiana. In addition, the Company has minority investments in seven community banks in Missouri, Georgia, Florida, Colorado, California, and Tennessee. Further information is available on the company’s website at www.mercbanx.com.

Forward-Looking Statements
This press release may contain “forward-looking statements” which reflect the Company’s current views with respect to future events and financial performance. The Private Securities Litigation Reform Act of 1995 (“the Act”) provides a safe harbor for forward-looking statements that are identified as such and are accompanied by the identification of important factors that could cause actual results to differ materially from the forward-looking statements. For these statements, the Company, together with its subsidiaries, claims the protection afforded by the safe harbor in the Act. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs and projections expressed in such statements. These risks, uncertainties and other factors that may cause actual results to differ from expectations, are set forth in our Annual Report on Form 10-K for the year ended December 31, 2009 and Forms 10Q for the quarters ended March 31, 2010 and June 30, 2010, as on file with the Securities and Exchange Commission, and include, among other factors, the following: general business and economic conditions on both a regional and national level; fluctuations in real estate values; the level and volatility of the capital markets, interest rates, and other market indices; changes in consumer and investor confidence in, and the related impact on, financial markets and institutions; estimates of fair value of certain Company assets and liabilities; federal and state legislative and regulatory actions; various monetary and fiscal policies and governmental regulations; changes in accounting standards, rules and interpretations and their impact on the Company’s financial statements. The words “believe,” “expect,” “anticipate,” “project,” and similar expressions often signify forward-looking statements. You should not place undue reliance on any forward-looking statements. Any forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.
FINANCIAL TABLES FOLLOW

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2010	2009
	(In Thousands)
	(Unaudited)
ASSETS
Cash and cash equivalents	$79,204	$121,267
Securities	124,443	130,484
Loans held for sale	2,199	681
Loans, net of allowance for loan losses	701,204	757,138
Premises and equipment	24,767	25,670
Interest receivable	3,720	3,962
Cash surrender value of life insurance	15,288	15,011
Goodwill	—	—
Other	57,967	50,277
Discontinued operations, assets held for sale	—	285,992

Total assets	$1,008,792	$1,390,482

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Deposits	$868,173	$954,524
Short-term borrowings	13,823	30,740
Long-term debt	76,858	87,030
Interest payable	5,461	4,114
Other	4,682	4,827
Discontinued operations, liabilities held for sale	—	264,044

Total liabilities	968,997	1,345,279

Total Mercantile Bancorp, Inc. stockholders’ equity	38,005	41,302

Noncontrolling Interest	1,790	3,901

Total equity	39,795	45,203

Total liabilities and equity	$1,008,792	$1,390,482

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Six Months Ended
	June 30,	June 30,
	2010	2009
	(In Thousands)
	(Unaudited)
Interest Income:
Loans and fees on loans	$20,233	$22,727
Securities:
Taxable	1,896	2,302
Tax exempt	506	480
Other	140	169

Total interest income	22,775	25,678

Interest Expense:
Deposits	8,059	12,014
Short-term borrowings	237	1,169
Long-term debt	2,058	2,442

Total interest expense	10,354	15,625

Net Interest Income	12,421	10,053

Provision for Loan Losses	11,140	12,303

Net Interest Income After Provision for Loan Losses	1,281	(2,250)

Noninterest Income:
Fiduciary activities	1,163	1,136
Brokerage fees	656	440
Customer service fees	783	782
Other service charges and fees	369	240
Net gains on loan sales	218	889
Other	936	592

Total noninterest income	4,125	4,079

Noninterest Expense:
Salaries and employee benefits	8,694	8,802
Net occupancy expense	1,224	1,191
Equipment expense	1,169	1,216
Deposit insurance premium	1,072	1,698
Professional fees	956	1,545
Postage and supplies	275	301
Net gains (losses) on sales of assets	(8)	11
Losses on foreclosed assets	382	1,555
Other than temporary losses on available-for-sale and cost method investments	566	2,546
Goodwill Impairment Loss	—	30,417
Other	2,925	2,951

Total noninterest expense	17,255	52,233

Income (Loss) from Continuing Operations Before Income Taxes	(11,849)	(50,404)
Income Tax Expense (Benefit)	(3,037)	(7,350)

Income (Loss) from Continuing Operations	(8,812)	(43,054)
Income (Loss) from Discontinued Operations	3,210	(10,795)
Less: Net Income (Loss) attributable to Noncontrolling Interest	(2,111)	(927)

Net Income (Loss) attributable to Mercantile Bancorp, Inc.	$(3,491)	$(52,922)

MERCANTILE BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	June 30,	June 30,
	2010	2009
	(In Thousands)
	(Unaudited)
Interest Income:
Loans and fees on loans	$9,995	$11,323
Securities:
Taxable	926	1,119
Tax exempt	296	236
Other	50	86

Total interest income	11,267	12,764

Interest Expense:
Deposits	3,888	5,683
Short-term borrowings	50	619
Long-term debt	1,045	1,235

Total interest expense	4,983	7,537

Net Interest Income	6,284	5,227

Provision for Loan Losses	7,150	9,518

Net Interest Income After Provision for Loan Losses	(866)	(4,291)

Noninterest Income:
Fiduciary activities	582	568
Brokerage fees	357	247
Customer service fees	418	417
Other service charges and fees	230	133
Net gains on loan sales	126	372
Other	487	350

Total noninterest income	2,200	2,087

Noninterest Expense:
Salaries and employee benefits	4,289	4,338
Net occupancy expense	626	591
Equipment expense	606	631
Deposit insurance premium	601	1,088
Professional fees	465	986
Postage and supplies	127	125
Net gains (losses) on sales of assets	—	1
Losses on foreclosed assets	170	1,453
Other than temporary losses on available-for-sale and cost method investments	566	2,546
Goodwill Impairment Loss	—	30,417
Other	1,397	1,510

Total noninterest expense	8,847	43,686

Income (Loss) from Continuing Operations Before Income Taxes	(7,513)	(45,890)
Income Tax Expense (Benefit)	(1,847)	(5,666)

Income (Loss) from Continuing Operations	(5,666)	(40,224)
Income (Loss) from Discontinued Operations	13	(12,460)
Less: Net Income (Loss) attributable to Noncontrolling Interest	(1,178)	(638)

Net Income (Loss) attributable to Mercantile Bancorp, Inc.	$(4,475)	$(52,046)

MERCANTILE BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS

	Six Months Ended
	June 30,	June 30,
	2010	2009
	(Dollars In Thousands
	except share data)
	(Unaudited)
EARNINGS AND PER SHARE DATA
Basic Earnings Per Share	$(0.40)	$(6.08)
Weighted average shares outstanding	8,703,330	8,703,330
Cash dividends paid per share	N/A	N/A
Book value per share	$4.37	$5.40
Tangible book value per share (1) (3)	$4.25	$5.27
Ending number of common shares outstanding	8,703,330	8,703,330

AVERAGE BALANCES
Assets	$1,137,671	$1,811,689
Securities (3)	$127,642	$128,848
Loans (2) (3)	$757,136	$848,732
Earning assets (3)	$971,186	$1,068,371
Deposits (3)	$901,862	$960,560
Interest bearing liabilities (3)	$902,761	$1,048,816
Stockholders’ equity	$41,802	$98,550

END OF PERIOD FINANCIAL DATA
Net interest income (3)	$12,421	$10,054
Loans (2) (3)	$726,011	$834,700
Allowance for loan losses (3)	$22,608	$23,352

PERFORMANCE RATIOS
Return on average assets	(0.62%)	(5.89%)
Return on average equity	(16.84%)	(108.29%)
Net interest margin (3)	2.58%	1.90%
Interest spread (3)	2.42%	1.84%
Efficiency ratio (3)	104%	370%
Allowance for loan losses to loans (2) (3)	3.11%	2.43%
Allowance as a percentage of non-performing loans (3)	59%	37%
Average loan to deposit ratio (3)	84%	88%
Dividend payout ratio	N/A	N/A

ASSET QUALITY
Net charge-offs (3)	$7,383	$7,989
Non-performing loans (3)	$38,373	$50,820
Other non-performing assets (3)	$24,766	$16,409
(1)	Net of goodwill and core deposit intangibles

(2)	Loans include loans held for sale and nonaccrual loans

(3)	2009 column restated for discontinued operations and assets/liabilities transferred to Held-for-Sale
# # #

MERCANTILE BANCORP, INC.
SELECTED FINANCIAL HIGHLIGHTS

	Three Months Ended
	June 30,	June 30,
	2010	2009
	(Dollars In Thousands
	except share data)
	(Unaudited)
EARNINGS AND PER SHARE DATA
Basic Earnings Per Share	$(0.51)	$(5.98)
Weighted average shares outstanding	8,703,330	8,703,330
Cash dividends paid per share	N/A	N/A
Book value per share	$4.37	$5.40
Tangible book value per share (1) (3)	$4.25	$5.27
Ending number of common shares outstanding	8,703,330	8,703,330

AVERAGE BALANCES
Assets	$1,031,272	$1,812,841
Securities (3)	$126,700	$127,546
Loans (2) (3)	$741,609	$847,707
Earning assets (3)	$944,647	$1,068,841
Deposits (3)	$881,073	$952,500
Interest bearing liabilities (3)	$878,087	$1,044,704
Stockholders’ equity	$40,863	$98,462

END OF PERIOD FINANCIAL DATA
Net interest income (3)	$6,284	$5,227
Loans (2) (3)	$726,011	$834,700
Allowance for loan losses (3)	$20,608	$23,352

PERFORMANCE RATIOS
Return on average assets	(1.74%)	(11.52%)
Return on average equity	(43.9%)	(212.0%)
Net interest margin (3)	2.67%	1.96%
Interest spread (3)	2.51%	1.90%
Efficiency ratio (3)	104%	597%
Allowance for loan losses to loans (2) (3)	3.11%	2.43%
Allowance as a percentage of non-performing loans (3)	59%	37%
Average loan to deposit ratio (3)	84%	89%
Dividend payout ratio	N/A	N/A

ASSET QUALITY
Net charge-offs (3)	$3,459	$3,366
Non-performing loans (3)	$38,373	$50,820
Other non-performing assets (3)	$24,766	$16,409
(1)	Net of goodwill and core deposit intangibles

(2)	Loans include loans held for sale and nonaccrual loans

(3)	2009 column restated for discontinued operations and assets/liabilities transferred to Held-for-Sale